Exhibit 10. 1

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of September 16, 2010, by and among Gateway Casinos & Entertainment Limited (the “Company”), and each of the holders of the shares of the Company’s capital stock deemed to be a party hereto pursuant to Articles of Arrangement dated September 16, 2010 and an order of the Supreme Court of British Columbia dated August 16, 2010 (together with any other Person who hereafter becomes party to this Agreement pursuant to the provisions hereof, each, individually, a “Shareholder” and, collectively, the “Shareholders”). All capitalized terms used herein and not otherwise defined shall have the meaning specified in Article I.

RECITALS

WHEREAS, the Shareholders have agreed to enter into this Agreement to provide for matters pertaining to the management and governance of the Company and to impose certain restrictions and obligations and grant certain rights to the Shareholders as more specifically set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS, RULES OF CONSTRUCTION

Section 1.1    For purposes of this Agreement, each of the following terms shall have the meaning ascribed to it in this Section 1.1:

“Affiliate” when used with respect to a specified Person, means another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor.

“Approving Authorities” means collectively, the Gaming Policy and Enforcement Branch (“GPEB”) created under the Gaming Control Act (British Columbia) and the Alberta Gaming and Liquor Commission (“AGLC”) created under the Gaming and Liquor Act (Alberta) or any other entity or entities which may be appointed to replace GPEB or the AGLC and, if applicable, any other entity in another jurisdiction having jurisdiction over the gaming business of the Company.

“Articles” means the Articles of Arrangement of the Company, as amended, restated, or otherwise modified from time to time.

“Board” means the board of directors of the Company.

“By-Laws” means the Amended and Restated By-Laws of the Company, as amended, restated, or otherwise modified from time to time.

“Canadian Securities Act” means the applicable securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of each of the provincial and federal (if any) securities commissions or other regulatory authorities in each of the provinces and territories of Canada, as the same may hereafter be amended or replaced.

“CBCA” means the Canada Business Corporation Act, as amended or replaced from time to time.

“Closing Date” means September 16, 2010.

“Commissions” means (a) the securities commissions or other securities authorities in Canada, if any, and each of the provinces and territories of Canada and (b) the United States Securities and Exchange Commission and any successor agency performing comparable functions.

“Common Shares” means the common shares of the Company.

“Competitor” means (a) any Person, which in the determination of the Board, directly or indirectly competes with the Company or (b) any customer or supplier of the Company, if the Board should determine that a Transfer of Shares to such customer or supplier would result in such customer or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer or supplier.

“Director” means a member of the Board.

“Equity Cure” means the issuance by the Company of Equity Securities, the aggregate value of which is up to ten million US dollars ($10,000,000), the proceeds of which shall be used to prepay the First Lien Term Loan in accordance with the First Lien Credit Agreement.

“Equity Securities” means (a) any capital stock of the Company, (b) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any capital stock of the Company and (c) capital stock or other equity securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of the Company.

“Excluded Securities” means any Equity Securities (which for this purpose shall include any equity or profit participation rights) that consist of any of the following: (a) Shares issuable upon a stock split, stock dividend, or any subdivision of the Shares, (b) Shares issued upon conversion of an Equity Security convertible into Shares (if the underlying Equity Security was issued in compliance with the provisions of this Agreement (to the extent the same were applicable)) (c) the issuance or grant of the number of Equity Securities and/or options to purchase Shares from the Reserved Option Pool to management and Directors of the Company pursuant to stock option plans of the Company as approved by the Board, (d) Shares issued in connection with business combinations, asset purchases, licensing arrangements, and other comparable transactions as approved by the Board, (e) Shares issued in a Public Offering or other registered offering, (f) the issuance of Shares equal to up to twenty percent (20%) of the Equity Securities calculated on a fully-diluted basis issued as of the date hereof, to unaffiliated, third party strategic partners, vendors, lessors (other than lessors of real property), and financing sources approved by the Board, and (g) Shares issued in an Equity Cure offering, provided, however, that, in the case of Catalyst and Tennenbaum, any Equity Securities issued in an Equity Cure offering shall not be deemed to be Excluded Securities for purposes of Article VII (provided that all notice periods referred to in Section 7.2 will be five (5) days).

“First Lien Credit Agreement” means that certain First Lien Credit Agreement to be dated as of the Closing Date, by and among, inter alia, the Company, as borrower, the subsidiary guarantors named therein, the initial term lenders named therein, the initial revolving lenders named therein, the initial revolving L/C issuing bank named therein, and BNY Trust Company of Canada as collateral agent and administration agent, as amended, restated, or otherwise modified from time to time.

“First Lien Term Loan” means the first lien debt of the Company described in the First Lien Credit Agreement.

“Fundamental Warranties” means those representations and warranties with respect to title, power and authority, organization and good standing, enforceability, absence of encumbrances and adverse claims, absence of conflicts, absence of consents and approvals and absence of any brokers, in each case as such representations and warranties relate individually to a particular Shareholder or such Shareholder’s Equity Securities and its participation in an Approved Sale or exercise of Drag-Along Rights or Tag-Along Rights.

“Gaming Regulations” means collectively, the Gaming Control Act (British Columbia), Gaming Control Regulation (British Columbia), Gaming and Liquor Act (Alberta) and Gaming and Liquor Regulation (Alberta) and all amendments or replacements of such legislation, and, if applicable, similar legislation in any other jurisdiction in which the Company carries on its gaming business.

“Non-Dragging Shareholder” means a Shareholder who, with respect to Transfers pursuant to Section 5.1, is not a Dragging Shareholder.

“Independent Director” means a director who meets the criteria of Section 2.2(g).

“Non-Selling Holder” means any Qualified Holder other than a Selling Shareholder.

“Overall Percentage Interest” means with respect to any Shareholder, the percentage equivalent of a fraction, the numerator of which is the total number of Shares held by such Shareholder, and the denominator of which is the total number of Shares issued and outstanding, in each case on a fully diluted basis.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any government or governmental entity.

“Preferred Shares” means any series of capital stock of the Company issued and outstanding from time to time after the date hereof and designated as preferred shares of the Company.

“Public Offering” means any bona fide, firm commitment underwritten public offering of Common Shares for which a receipt for a prospectus has been granted under a Canadian Securities Act or pursuant to an effective registration statement under the U.S. Securities Act or any comparable prospectus or statement under any comparable provincial or federal statute then in effect (other than any registration statement on Form S-8 or Form S-4 or any successor forms thereto).

“Qualified Holder” means (a) each Shareholder who, together with its Affiliates, holds an Overall Percentage Interest of not less than fifteen percent (15%) and (b) Tennenbaum, provided that Tennenbaum and its Affiliates holds not less than seventy-five percent (75%) of the Shares held by Tennenbaum and its Affiliates as of the Closing Date as set forth on Schedule 1.

“Registrable Securities” means (a) Common Shares owned or over which control or direction is exercised, by the Qualified Holders as the date hereof or thereafter, and (b) any securities issued by the Company after the date hereof in respect of the Common Shares referred to in clause (a) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, or exercise of any options, warrants or similar securities to subscribe for, purchase or otherwise acquire Common Shares or convertible into or exercisable or exchangeable for Common Shares, but excluding, (c) any and all such Common Shares and other securities referred to in clauses (a) and (b) that at any time after the date hereof: (i) to the extent the U.S. Securities Act applies to any sale by a Qualified Holder under Article X, (A) have been sold pursuant to an effective Registration Statement or Rule 144 under the U.S. Securities Act, (B) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the applicable Securities Acts, or (C) if the Public Offering is effected through a registration statement under the U.S. Securities Act, are eligible for sale pursuant to Rule 144 under the U.S. Securities Act without limitation thereunder on volume or manner of sale (which shall be not deemed to occur if the Shareholder (or any permitted successors and assigns) holds an Overall Percentage Interest of not less than ten percent (10%), and (ii) to the extent a Securities Act applies to any sale by a Qualified Holder under Article X, such Qualified Holder is not a “control person” with respect to the Company as the term is defined under the Canadian Securities Act (Ontario) or any successor legislation. It is understood and agreed that, once a security of the kind described in clause (a) or (b) above becomes a security of the kind described in clause (c) above, such security shall cease to be a Registrable Security for all purposes of this Agreement and the Company’s obligations regarding Registrable Securities hereunder shall cease to apply with respect to such security.

“Registration” means the qualification of Common Shares under any of (a) the applicable Canadian Securities Act, by way of a prospectus for which a final receipt has been issued, for distribution in any or all of the provinces or territories of Canada or (b) the U.S. Securities Act for distribution in the United States on Form S-1 or any similar long-form registration or, if available, on Form S-3 (including pursuant to Rule 415 under the U.S. Securities Act) or any similar short-form registration (each a “Short-Form Registration”).

“Registration Expenses” means all expenses (other than fees or commissions payable to an underwriter, investment banker, manager or agent in connection with the distribution of the Registrable Securities) in connection with any Piggy-Back Registration pursuant to this Agreement including, without limitation, the following: (a) all fees, disbursements and expenses of counsel and auditors to the Company and the Qualified Holders; (b) all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (c) all filing fees of any Commission; (d) all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Company in connection with the Registration; (e) all expenses relating to the preparation of certificates for the Registrable Securities; and (f) all fees and expenses payable in connection with the listing of any Registrable Securities on each securities exchange or over the counter market on which the Common Shares are then listed.

“Requisite Shareholders” means, at any relevant time, Shareholders holding not less than sixty-six and sixty-seven one hundredths percent (66.67%) of the outstanding shares of voting Equity Securities, voting together as a single class on an as converted basis.

“Reserved Option Pool” means up to five percent (5)% in the aggregate of the Equity Securities calculated on a fully-diluted basis as of the date hereof reserved by the Company for future issuances to directors, officers, employees and consultants pursuant to stock options or other benefit plans of the Company as determined by the Board.

“Sale of the Company” means (a) any sale, transfer or issuance or series of sales, transfers and/or issuances of Equity Securities by the Company which results in any Person or group of Persons owning Equity Securities that entitle (or upon conversion or exercise of such Equity Securities would entitle) such Person or group of Persons (under ordinary circumstances) to elect a majority of the Board, (b) any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in any transaction or series of transactions (other than sales in the ordinary course of business), and (c) any merger, consolidation, refinancing or recapitalization of the Company as a result of which the holders of the issued and outstanding shares of voting Equity Securities immediately prior to such transaction own or control (or that upon conversion or exercise of their shares of voting Equity Securities, would own or control) less than a majority of the shares of voting Equity Securities (or that upon conversion or exercise of such shares of voting Equity Securities, would possess less than a majority of the shares of voting Equity Securities) of the continuing or surviving entity immediately after such transaction.

“Securities Acts” means collectively the Canadian Securities Act and the U.S. Securities Act.

“Shares” means shares of Common Shares, Preferred Shares and any other capital stock of the Company, and securities directly or indirectly exercisable for or convertible into Common Shares, Preferred Shares or any other capital stock of the Company.

“Subsidiary” means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries.

“Transferee” means a Person to whom Shares are Transferred.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor federal statute, and the rule and regulations of the Commission thereunder, as the same shall be in effect from time to time.

Section 1.2    The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
AGLC	1.1
Agreement	Preamble
Approved Sale	8.1
Catalyst	2.2(b)(ii)
Catalyst Director	2.2(b)(ii)
Chairperson	2.3
Company	Preamble
Company ROFR Offer Notice	4.1
Drag-Along Rights	5.2
Dragging Shareholder	5.1
GPEB	1.1
Independent Director	2.2(g)
Joinder Agreement	3.2(b)
Lender(s)	14.17
Majority Directors	2.2(b)(i)
Majority Shareholder	14.2(b)
Minority Shareholders	14.2(b)
New Common Shares	10.1(a)
New Securities	7.1
NI 44-101	10.1(c)
Notices	Article XIII
Offered Shares	4.1
Piggy-Back Registration	10.1(a)
Pre-emptive Right Holder	7.1
Qualifying Non-Selling Holders	4.1
ROFR Offer Notices	4.1
Sale Number	10.1(a)
Selling Shareholder	4.1
Shareholder	Preamble

Defined Term	Section
Shareholder ROFR Offer Notice	4.1
Short-Form Registration	1.1
Tag-Along Rights	6.1
Tag Holders	6.1
Tag Notice	6.3
Tag Transfer Notice	6.2
Tennenbaum	2.2(b)(iii)
Tennenbaum Director	2.2(b)(iii)
Transfer	3.1
Transfer Notice	5.2
Transferring Shareholders	6.1
Treaty	11.2
Treaty Benefits Notice	11.2

Section 1.3    The following provisions shall be applied wherever appropriate herein:

(a)    “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d)    neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any party as the principal draftsperson hereof or thereof;

(e)    the descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement;

(f)    any references herein to a particular Section or Exhibit means a Section of, or an Exhibit to, this Agreement unless another agreement is specified;

(g)    the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; and

(h)    except as otherwise stated, all references to currency herein are to lawful money of Canada.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1    Board of Directors; Authority. The Board shall have overall responsibility for managing and supervising the management of the business and affairs of the Company; and the power and authority of the Directors shall be subject only to such restrictions as are imposed by the By-Laws, this Agreement and applicable law.

Section 2.2    Board Composition.

(a)    Classes of Directors. The Board shall be divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of Directors, the number of Directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of Directors shall shorten the term of any incumbent Director.

(b)    Number and Election of Directors. Subject to Sections 2.2(e) and (f), each Shareholder hereby agrees to take all action necessary, including, but not limited to, the voting of any and all of such Shareholder’s Shares, the execution of written actions, the calling of special meetings, the removal of Directors, the filling of vacancies on the Board, the waiving of notice and the attending of meetings, so as to cause the Board to be at all time comprised of five (5) Directors to be selected as follows:

(i)    three (3) Directors who shall be selected by the Shareholders holding a majority of the shares of voting Equity Securities (determined on a fully diluted and as-converted basis), voting together as a single class (the “Majority Directors”). Each Majority Director may be removed from office with or without cause by the affirmative vote of the Shareholders holding a majority of the shares of voting Equity Securities (determined on a fully diluted and as-converted basis), voting together as a single class. Any vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or a newly created directorship of any Majority Director, shall be filled by the vote of Shareholders holding a majority of the shares of voting Equity Securities (determined on a fully diluted and as-converted basis), voting together as a single class. A Majority Director nominated and elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such Majority Director shall have been chosen, subject to the election and qualification of a successor and to such Majority Director’s earlier death, resignation or removal.

(ii)    one (1) Director who shall be selected by The Catalyst Capital Group Inc. (“Catalyst”), on behalf of investment funds managed by Catalyst (the “Catalyst Director”), provided, however, that the right to appoint the Catalyst Director shall terminate at such time as Catalyst and its Affiliates holds less than fifteen percent (15.0%) of the outstanding shares of voting Equity Securities on a fully diluted and as-converted basis, it being agreed that in the event that the right to appoint the Catalyst Director is terminated, any resulting vacancy on the Board shall be filled by a Director selected in accordance with the provisions of Section 2.2(b)(i) above. Notwithstanding the foregoing, so long as Catalyst has the right to appoint the Catalyst Director as provided by the preceding sentence, only the Person(s) entitled to appoint the Catalyst Director may remove such Catalyst Director so appointed by it or by them, as applicable, at any time without notice and with or without cause. The right granted pursuant to this Section 2.2(b)(ii) shall be transferable by Catalyst only to an Affiliate of Catalyst.

(iii)    one (1) Director who shall be selected by Tennenbaum Opportunities Partners V, LP (“Tennenbaum”) (the “Tennenbaum Director”), provided, however, that the right to appoint the Tennenbaum Director shall terminate at such time as Tennenbaum and its Affiliates holds less than seventy-five percent (75%) of the Shares held by Tennenbaum and its Affiliates as of the Closing Date as set forth on Schedule 1, it being agreed that in the event that the right to appoint the Tennenbaum Director is terminated, any resulting vacancy on the Board shall be filled by a Director selected in accordance with the provisions of Section 2.2(b)(i) above. Notwithstanding the foregoing, so long as Tennenbaum has the right to appoint the Tennenbaum Director as provided by the preceding sentence, only the Person(s) entitled to appoint the Tennenbaum Director may remove such Tennenbaum Director so appointed by it or by them, as applicable, at any time without notice and with or without cause. The right granted pursuant to this Section 2.2(b)(iii) shall be transferable by Tennenbaum only to an Affiliate of Tennenbaum.

(c)    Initial Board. The first Board shall be as follows:

Lorenzo Creighton	Class I

Michael C. Burns	Class II

Newton G.Z. Glassman	Class II

Gabriel de Alba	Class III

Todd Gerch	Class III

(d)    Terms of Office. Each Director shall serve for a term ending on the date of the third annual meeting of Shareholders following the annual meeting at which such Director was elected; provided, that each Director initially appointed to Class I shall serve for an initial term expiring at the Company’s first annual meeting of shareholders following the effectiveness of this provision; each Director initially appointed to Class II shall serve for an initial term expiring at the Company’s second annual meeting of shareholders following the effectiveness of this provision; and each Director initially appointed to Class III shall serve for an initial term expiring at the Company’s third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal.

(e)    Regulatory Compliance. Notwithstanding any provision in this Article II, each Shareholder hereby agrees that no Person shall be entitled to serve as a Director or as Chairperson unless and until such Person has met all of the requirements of the Gaming Regulations and has been approved by the Approving Authorities in accordance with the provisions and requirements of the Gaming Regulations.

(f)    Director Qualifications. No director shall be selected under this Section 2.2 who (i) has been convicted of, pled guilty to or is being investigated in a criminal proceeding relating to a felony or moral turpitude, (ii) has been censured or subject to equivalent action by the Commissions or any internationally recognized securities exchange or (iii) would be disqualified from being a director under the terms of the CBCA. In addition, the Board as a whole must satisfy the residency requirements of the CBCA so that a specified percentage of directors are Canadian residents, provided that such residency requirements shall be satisfied by the Majority Directors, unless otherwise consented to by Catalyst or Tennenbaum in their selection of the Catalyst Director or Tennenbaum Director, as applicable.

(g)    Independence. At least one of the directors elected under Section 2.2(b) shall be independent within the meaning of National Instrument 52-110 Audit Committees of the Canadian Securities Administrators or any successor instrument (each an “Independent Director”). If at any time at least one director is not an Independent Director, the Shareholders holding a majority of the shares of voting Equity Securities (determined on a fully diluted and as-converted basis), voting together as a single class, shall use reasonable commercial efforts to cause at least one Majority Director to resign and failing that shall remove him or her and in accordance with Section 2.2(b)(i), and, as soon as practicable thereafter, elect a replacement Independent Director.

Section 2.3    Chairperson. The Board shall have a chairperson (the “Chairperson”) who shall be elected every three (3) years by a majority of the Directors; provided, however, that the initial chairperson shall be selected by Catalyst and approved by the Board and, for greater certainty, such individual shall not require further approval of the Shareholders to be elected Chairperson. The Chairperson shall be responsible for such matters as:

(a)	introducing proposals to the Board on matters that require Board approval;

(b)	setting the agenda for Board meetings;

(c)	convening and presiding at Board meetings;

(d)	presiding at meetings of any Shareholders; and

(e)	circulating minutes for approval by the Directors.

For greater certainty, any director may act with respect to item (a) above, without the consent of the Chairperson.

Section 2.4    Certain Transactions. No Shareholder holding over five percent (5%) of the Shares (determined on a fully diluted and as-converted basis) shall effect a transaction with the Company for property or services in an amount which, in any single fiscal year, exceeds $25 million, unless such transaction has been determined by a majority of the then serving Independent Directors and all other directors not recused from voting on the transaction to be an arm’s length transaction no less favorable to the Company than it would have otherwise obtained in a transaction with an unaffiliated third party.

ARTICLE III

TRANSFERS

Section 3.1    Restriction on Transfer. Except as expressly permitted in this Agreement, no Shareholder shall in any way, directly or indirectly, sell, exchange, transfer, hypothecate, negotiate, gift, bequeath, convey in trust, pledge, mortgage, grant a security interest in, assign, encumber, or otherwise dispose of all or any portion of such Shareholder’s Shares, including by merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise (a “Transfer”). Any Transfer not expressly permitted herein shall be void and of no effect.

Section 3.2    Certain Permitted Transfers.

(a)    Except as otherwise provided in this Section 3.2 and subject to any restrictions set forth in any other agreement between a Shareholder and the Company and applicable law, a Shareholder may Transfer all or a portion of its Shares to (i) an Affiliate, (ii) the Company in accordance with any agreement with the Company, where such agreement is with a shareholder other than a Qualified Holder, approved by the Board or otherwise entered into in accordance with Article VIII, (iii) any other Shareholder, or (iv) in the case of any Shareholder who, together with its Affiliates, holds an Overall Percentage Interest of less than three percent (3.0%), to one or more Persons who is not an Affiliate, in a single transaction or series of related transactions, provided that such Transfer is not to a Competitor of the Company. For the avoidance of doubt and out of an abundance of caution, Tennenbaum intends to Transfer all of its Shares to TOP V New World Holdings, LLC, a wholly-owned subsidiary of Tennenbaum. By execution of this Agreement Tennenbaum represents and warrants to each other Shareholder and the Company that TOP V New World Holdings, LLC, is an Affiliate of Tennenbaum. Upon such Transfer, all rights of Tennenbaum under this Agreement shall be Transferred to TOP V New World Holdings, LLC and all references to Tennenbaum in this Agreement shall be deemed to be references to TOP V New World Holdings, LLC.

(b)    No Transfer may be made pursuant to this Article III which would violate or be inconsistent with any agreement a Shareholder may have with the Company, or which would result in Registration by the Company, or of any securities of the Company being required to be registered, under any applicable laws, including Canada , or result in the Company being ordered to be a reporting issuer by any Commission in Canada, or result in a regulatory issue (including as set forth in Section 3.2(d)) as determined, in each case, in the reasonable discretion of the Board in consultation with counsel. No Transfer may be made unless the Transferee executes and delivers to the Company a Joinder Agreement substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”), assuming and agreeing to be bound by all of the terms and conditions of this Agreement and to be a Shareholder hereunder. In addition, such Transferee shall execute and deliver such other instruments and documents, in form and substance reasonably satisfactory to the Company (including any instrument necessary to cause the Transferee to become a Shareholder), and pay all reasonable expenses in connection therewith, including, but not limited to, the cost of preparation and filing of any amendment of this Agreement or any other agreements of the Company reasonably necessary or desirable in connection therewith. Upon compliance with all provisions hereof, all other Shareholders agree to execute and deliver such amendments hereto as are reasonably necessary to cause such Transferee to become a Shareholder.

(c)    A Transferee who becomes a Shareholder pursuant to this Article III shall have, to the extent Transferred, the rights and powers, and shall be subject to the restrictions and liabilities, of a Shareholder under this Agreement.

(d)    Notwithstanding anything contained in this Agreement, each Shareholder covenants and agrees not to, directly or indirectly, Transfer any Shares, and the Company hereby aggress not to issue to any Shareholder any new Shares, the effect of which would be to increase such Shareholder’s Overall Percentage Interest from less than five percent (5.0%) to five percent (5.0%) or more, unless and until such Transfer or issuance of new Shares, as the case may be, meets all requirements of the Gaming Regulations and has been approved by the Approving Authorities in accordance with the provisions and requirements of such Gaming Regulations. Any attempt to Transfer, or issue new Shares, which is not in accordance with the terms and conditions of this Section 3.2(d) shall be null and void and of no force or effect and the Company shall not recognize any such attempted Transfer, or issuance of new Shares, in its books and records.

(e)    Each Shareholder covenants and agrees not to, directly or indirectly, Transfer or cause the Transfer of any of such Shareholder’s Shares or any interest therein except in accordance with the terms and conditions of this Agreement. Any attempted Transfer not in accordance with the terms and conditions of this Agreement shall be null and void and of no force or effect and the Company shall not recognize any such attempted Transfer in its books and records.

ARTICLE IV

RIGHT OF FIRST REFUSAL

Section 4.1    Subject to any repurchase or similar rights or obligations the Company may have in any agreement with a Shareholder and except for Transfers made pursuant to Section 3.2(a), Transfers made by Tag Holders pursuant to Article VI or Transfers made in connection with the exercise of Drag-Along Rights pursuant to Article V, and subject to Section 4.3, if any Shareholder desires, in good faith and in a bona fide arm’s length transaction, to Transfer all or any portion of its Shares, in a single transaction or a series of related transactions to one or more Persons, then such Shareholder (the “Selling Shareholder”) shall first offer in a written notice to Transfer such Shares (the “Offered Shares”) to the Company, specifying the terms and conditions of such Transfer as offered by the third party (the “Company ROFR Offer Notice”). The Company shall have fifteen (15) days from the date written notice was received to accept the offer to Transfer all, or any portion, of the Offered Shares, unless the Offered Shares represent less than three percent (3%) of the total outstanding Shares calculated on a fully-diluted basis issued as of the date thereof in which case the Company shall be required to accept all, but not less than all of the Offered Shares. In the event that the Company does not accept such offer, or elects to purchase less than all of the Offered Shares, then at the expiration of the fifteen (15) day period, the Selling Shareholder shall offer in a written notice to Transfer such Offered Shares to each Non-Selling Holder, specifying the terms and conditions of such Transfer as offered by the third party (the “Shareholder ROFR Offer Notice”, and together with the Company ROFR Offer Notice, the “ROFR Offer Notices”). Each Non-Selling Holder shall have the right to purchase the Offered Shares subject to the Shareholder ROFR Offer Notice on a pro rata basis based on the Overall Percentage Interest of each such Non-Selling Holder to the combined Overall Percentage Interest of all Non-Selling Holders purchasing Shares pursuant to this Section 4.1. The Non-Selling Holders shall have ten (10) business days from the date written notice was received to accept the offer to Transfer all, or any portion of their pro rated portion of the Offered Shares subject to the Shareholder ROFR Offer Notice, unless the Offered Shares subject to the Shareholder ROFR Offer Notice represent less than three percent (3%) of the total outstanding Shares calculated on a fully-diluted basis issued as of the date thereof in which case each Non-Selling Holder shall be required to accept all, but not less than all of their pro rated portion of the Offered Shares subject to the Shareholder ROFR Offer Notice. In the event that one or more Non-Selling Holders decline the offer to purchase the Offered Shares subject to the Shareholder ROFR Offer Notice, the Selling Shareholder shall offer in a written notice to each Non-Selling Holder who elects to purchase their full pro rata portion of such Offered Shares (the “Qualifying Non-Selling Holders”) to purchase the Offered Shares any Non-Selling Holder declines to purchase. The Qualifying Non-Selling Holders shall have five (5) business days from the date written notice was received to accept the offer to Transfer all, but not less than all, of the Offered Shares any Non-Selling Holder declines to purchase. If more than one Qualifying Non-Selling Holder wishes to accept the offer, such Qualifying Non-Selling Holders shall have the right to purchase the Offered Shares any Non-Selling Holder declines to purchase on a pro rata basis based on the Overall Percentage Interest of each such Qualifying Non-Selling Holder to the combined Overall Percentage Interest of all Qualifying Non-Selling Holders purchasing Shares pursuant to this Section 4.1 or as they may otherwise agree in writing. The closing of such Transfer shall occur in accordance with the terms and provisions of this Agreement and the third-party offer (provided that the Company and/or Non-Selling Holders, as the case may be, shall be entitled to pay cash in lieu of any non-cash consideration). To the extent Shares are to be Transferred pursuant to this Section 4.1, the Selling Shareholder shall cause such Shares to be free and clear of all liens, claims, encumbrances and other restrictions (other than as set forth in this Agreement). If no Non-Selling Holder accepts such offer, then at the expiration of the notice periods specified in this Section 4.1 (or such earlier date if each Non-Selling Holder affirmatively declines the offer prior to such expiration), subject only to Section 3.2, the Selling Shareholder may Transfer the offered Shares to the proposed buyer, provided that such Transfer occurs within sixty (60) days after the expiration of the notice periods specified in this Section 4.1 (or such earlier date if each Non-Selling Holder affirmatively declines the offer prior to such expiration) and is made on terms and conditions no more favorable to the Transferee than the terms and conditions specified in the ROFR Offer Notices. Any proposed Transfer by a Selling Shareholder not consummated within the time periods set forth in this Section 4.1 shall again be subject to the notice provisions of this Section 4.1 and shall require compliance by the Selling Shareholder with the procedures described in this Section 4.1.

Section 4.2    Notwithstanding anything to the contrary set forth in Section 4.1 and except for Transfers made pursuant to Section 3.2(a), Transfers made by Tennenbaum as a Tag Holder pursuant to Article VI or Transfers made in connection with the exercise of Drag-Along Rights pursuant to Article V, and subject to Section 4.3, Tennenbaum shall have a one-time option to initiate the notification process described in Section 4.1 and required to Transfer all or any portion of its Shares, in a single transaction or a series of related transactions to one or more

Persons, upon the execution of a binding term sheet or letter of intent, which specifies in reasonable detail the proposed number of each class of Shares to be Transferred, the proposed price per Share for each class of Shares to be Transferred and the identity of the Transferee as opposed to the requirements set forth in Section 4.1 for initiating the notification process. Except as otherwise specified in this Section 4.2, any Transfer to be effectuated pursuant to the terms of this Section 4.2 shall be in compliance with the notice, offer and purchase requirements set forth in Section 4.1, provided that any proposed Transfer by Tennenbaum to be made pursuant to this Section 4.2, which is not consummated within thirty (30) days after the expiration of the notice periods specified in Section 4.1 (or such earlier date if each Non-Selling Holder affirmatively declines the offer prior to such expiration) shall again be subject to the notice provisions of Section 4.1 and shall require compliance by Tennenbaum with the procedures described in Section 4.1.

Section 4.3    The provisions of Article VI shall not apply, and shall be subordinate to any Transfer of the Offered Shares to the Company or any Non-Selling Holder pursuant to this Article IV. The provisions of this Article IV shall be subject and subordinate to the provisions of Article V.

ARTICLE V

DRAG-ALONG RIGHTS

Section 5.1    If at any time, a Shareholder or group of Shareholders holding a majority of the then outstanding Shares, on a fully diluted and as converted basis, (each, a “Dragging Shareholder”) propose, in good faith and in a bona fide arm’s length transaction, to Transfer a majority of the Shares held by such Dragging Shareholder(s), in a single transaction or a series of related transactions to one or more Persons, none of which is a Dragging Shareholder or an Affiliate of any Dragging Shareholder, then such Dragging Shareholder(s) shall have the right to require each Non-Dragging Shareholder to Transfer to the purchaser(s) the same percentage of such Non-Dragging Shareholder’s Shares as the Dragging Shareholder(s) are Transferring of their respective Shares (e.g., if the Dragging Shareholders propose to Transfer fifty-one percent (51%) of each such holders Shares, then each Non-Dragging Shareholder must Transfer fifty-one percent (51%) of such Non-Dragging Shareholder’s Shares), which Transfers shall be made on the same terms, conditions and price per Share as those applicable to the Transfers by the Dragging Shareholder(s).

Section 5.2    Subject to the limitations set forth in Article V hereof, in the event of a proposed Transfer pursuant to Section 5.1, the Dragging Shareholder shall notify each Non-Dragging Shareholder and the Company in writing of the proposed Transfers no less than thirty (30) days prior to the contemplated consummation date of the proposed Transfer (“Transfer Notice”). Such Transfer Notice shall set forth (a) the type and amount of Shares proposed to be Transferred, (b) the name and address of the proposed purchaser, (c) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser, and (d) whether the Dragging Shareholder(s) elect to exercise their drag-along rights provided in Section 5.1 (“Drag-Along Rights”). Any proposed Transfers by the Dragging Shareholder(s) that are not consummated within one hundred twenty (120) days following the date of the Transfer Notice, shall again be subject to the notice provisions of this Section 5.2 and shall require compliance by the Dragging Shareholders with the procedures described in this Section 5.2.

Section 5.3     For purposes of any Transfer made pursuant to this Article V, each Non-Dragging Shareholder hereby constitutes and appoints the Company, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices all conveyances and other instruments or documents which the Board deems appropriate or necessary to effect any Transfer made pursuant to this Article V. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Shareholder and the Transfer of all or any portion of his or its Shares and shall extend to such Shareholder’s heirs, successors, assigns, and personal representatives.

Section 5.4    The provisions of Articles IV and VI shall not apply, and shall be subordinate to any Transfer or exercise of rights contemplated by this Article V.

Section 5.5    Notwithstanding anything to the contrary contained in this Agreement, for purposes of any Transfer made pursuant to this Article V and unless otherwise agreed to by the applicable Non-Dragging Shareholder, (a) any representations and warranties, indemnifications or other obligations required to be made by each Non-Dragging Shareholder shall be limited to Fundamental Warranties and shall be several, and not joint, (b) each Non-Dragging Shareholder’s aggregate liability for any and all breaches of its representations and warranties together with liabilities for any other indemnification claims shall be limited to the amount of proceeds received by such Non-Dragging Shareholder from the transaction described in this Article V, and (c) any Non-Dragging Shareholder who is not involved in the active management or operations of the Company or its Subsidiaries, and who has not been so involved during the previous twelve (12) months shall not be subject to any non-competition, non-solicitation or other similar restriction or limitation on its business or investment activities.

ARTICLE VI

TAG-ALONG RIGHTS

Section 6.1    Except for Transfers made pursuant to Section 3.2(a) and subject to Section 6.5, if a Shareholder or group of Shareholders (the “Transferring Shareholders”) propose to Transfer ten percent (10%) or more of the total outstanding Shares, on a fully diluted and as converted basis, to one or more Persons who are not Affiliates and such Transferring Shareholders do not elect to exercise their Drag-Along Rights, as and if applicable, each other Shareholder (the “Tag Holders”) shall have the right to Transfer, at the same price and on the same terms and conditions as the Transferring Shareholder, a number of Shares of the class proposed to be transferred equal to the product of (a) the quotient determined by dividing (i) the aggregate number of such class of Shares owned by such Tag Holder by (ii) the aggregate number of such class of Shares owned by all of the holders of Shares participating in such proposed Transfer (including the Transferring Shareholders), and (b) the aggregate number of such class of Shares to be sold in the contemplated Transfer (“Tag-Along Rights”); provided, however, that Catalyst shall not have Tag-Along Rights with respect to Transfers made by Tennenbaum.

Section 6.2    Subject to the limitations set forth in Article VI hereof, in the event of a proposed Transfer pursuant to Section 6.1, the Transferring Shareholders shall notify each Tag Holder and the Company in writing of the proposed Transfers within ten (10) days of the expiration of the notice provisions set forth in Article IV, which shall be no less than ten (10) days prior to the contemplated consummation date of the proposed Transfer (“Tag Transfer Notice”). Such Tag Transfer Notice shall set forth (a) the type and amount of Shares proposed to be Transferred, (b) the name and address of the proposed purchaser, and (c) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser. Any proposed Transfers by the Transferring Shareholders that are not consummated within one hundred twenty (120) days following the date of the Tag Transfer Notice, shall again be subject to the notice provisions of this Section 6.2 and shall require compliance by the Transferring Shareholders with the procedures described in this Section 6.2.

Section 6.3    In the event a Tag Holder elects to exercise its Tag-Along Rights, such Tag Holder shall notify the Transferring Shareholders and the Company in writing of such proposed exercise no less than fifteen (15) days following receipt of the Tag Transfer Notice (“Tag Notice”). Such Tag Notice shall set forth (a) the name and address of the Tag Holder, (b) the intent of such Tag Holder to participate in such transaction at the per share price and on the other terms and subject to the conditions applicable to the Transferring Shareholders in such transaction, and (c) the type and amount of Shares proposed to be Transferred by the Tag Holder. Any such election shall be binding on the applicable Tag Holder. In the event a Tag Holder does not provide a Tag Notice to the Transferring Shareholders and the Company within such fifteen (15) day period, such Tag Holder shall have no right to participate in the proposed transaction. If a Tag Holder elects to Transfer its Shares pursuant to its Tag-Along Rights, the closing of such Tag Holder’s Transfer will be governed by the terms of the closing of the Transferring Shareholders’ Transfers.

Section 6.4    Any of the Tag Holders may elect to sell in any Transfer contemplated under this Article VI a lesser number of Shares than such Tag Holder is entitled to sell hereunder, in which case the Transferring Shareholder shall have the right to sell in the aggregate an additional number of Shares of such class in such Transfer equal to the number of Shares of such class that such Tag Holders have elected not to sell in such Transfer. The Transferring Shareholder shall use reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Tag Holders who have elected to participate in any contemplated Transfer, and the Transferring Shareholder shall not sell any of its Shares to the prospective Transferee(s) unless (a) the prospective Transferee(s) agrees to allow the participation of the Tag Holders who have elected to participate or (b) the Transferring Shareholder agrees to purchase the number of Shares from the Tag Holders that the Tag Holders would have been entitled to sell pursuant to this Section 6.1 for the consideration per unit to be paid to the Transferring Shareholder by the prospective Transferee(s) (in which case the Transferring Shareholder shall be entitled to sell such additional number of units of such class of Shares to the prospective Transferee(s) for the consideration per unit to be paid to the Transferring Shareholder by the prospective Transferee(s)). The Tag Holders who have elected to participate in any contemplated Transfer shall bear their pro-rata share (based upon the aggregate consideration received in such Transfer) of the reasonable costs of such Transfer.

Section 6.5    The provisions of this Article VI shall be subject and subordinate to the provisions of Articles IV and V.

ARTICLE VII

PRE-EMPTIVE RIGHTS

Section 7.1    Subject to the restrictions and limitations set forth in Sections 3.2(b) and (d), each Shareholder (for the purpose of this Article VII, each a “Pre-emptive Right Holder”) shall have the right to purchase such Pre-emptive Right Holder’s Overall Percentage Interest, or such lesser number, of any new Shares, that the Company may, from time to time, propose to issue and sell to any third party, other than Excluded Securities (collectively, “New Securities”).

Section 7.2    In the event the Company proposes to undertake an issuance of New Securities, it will give each Pre-emptive Right Holder written notice of such issuance (which notice shall be delivered at least ten (10) days prior to such issuance), describing the New Securities and the price and terms upon which the Company proposes to issue the same, and setting forth the number of Shares or other number of New Securities which such Pre-emptive Right Holder is entitled to purchase pursuant to such Pre-emptive Right Holder’s Overall Percentage Interest and the aggregate purchase price therefor. Each Pre-emptive Right Holder will have ten (10) days from the date of delivery of any such notice from the Company to agree to purchase a specified portion of such New Securities up to such Pre-emptive Right Holder’s Overall Percentage Interest, or any lesser number, for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The closing of any issuance and sale of New Securities shall be on the date set forth in the notice provided by the Company pursuant to this Section 7.2. The exercise or non-exercise of the rights of the Pre-emptive Right Holders under this Article VII shall not adversely affect their rights to participate in subsequent offerings of New Securities subject to Article VII.

Section 7.3    In the event any Pre-emptive Right Holder fails to exercise its right to purchase up to its Pre-emptive Overall Percentage Interest within said ten (10) day period, the Company will have ninety (90) days thereafter to issue and sell the New Securities as to which such Pre-emptive Right Holder’s right was not exercised, at a price and upon such other terms no more favorable to the purchasers thereof (subject to the provisions set forth in Section 7.2) than those specified in the Company’ notice. In the event the Company has not issued and sold such New Securities within said ninety (90) day period, the Company will not thereafter issue or sell any New Securities without first offering such New Securities to each Pre-emptive Right Holder in the manner provided in Section 7.2 above.

Section 7.4    Except as otherwise provided herein and subject to Article III, any Pre-emptive Right Holder may transfer its rights under this Article VII to any of its Affiliates upon prior written notification of such transfer to the Company.

ARTICLE VIII

SALE OF THE COMPANY

Section 8.1    If the holders of a majority of the then outstanding shares of voting Equity Securities, voting together as a single class on an as-converted basis, and the Board, but only to the extent that Board approval is required under applicable law or the Articles, approve a Sale of the Company, in good faith and in a bona fide arm’s length transaction, to a purchaser who is not a Shareholder (or an Affiliate of a Shareholder) who or which owns (together with its Affiliates) more than ten percent (10%) of the issued and outstanding Shares (on an as converted basis) (an “Approved Sale”), each Shareholder hereby agrees to vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (a) any transaction requiring a Shareholder vote, including a merger, consolidation, or sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, each Shareholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such transaction or (b) a sale of Shares, each Shareholder shall agree to sell all of its Shares on the terms and conditions approved by the holders of a majority of the then outstanding shares of voting Equity Securities, voting together as a single class on an as-converted basis. Each Shareholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company.

Section 8.2    Notwithstanding any provision in this Article VIII to the contrary, the aggregate proceeds from any sale or sales under this Article VIII shall be distributed to the Shareholders in accordance with any liquidation rights and preferences set forth in the Articles applicable to any outstanding class or series of Shares.

Section 8.3    The provisions of Articles III, IV, V and VI shall not apply and shall be subordinate to any Transfer or exercise of rights contemplated by this Article VIII.

Section 8.4    Notwithstanding anything to the contrary contained in this Agreement, for purposes of any Transfer made pursuant to this Article VIII and unless otherwise agreed to by the applicable Shareholder, (a) any representations and warranties, indemnifications or other obligations required to be made by each Shareholder in connection with an Approved Sale shall be limited to Fundamental Warranties and shall be several, and not joint, (b) each Shareholder’s aggregate liability for any and all breaches of its representations and warranties together with liabilities for any other indemnification claims shall be limited to the amount of proceeds received by such Shareholder from the Approved Sale, and (c) each Shareholder who is not involved in the active management or operations of the Company or its Subsidiaries, and who has not been so involved during the previous twelve (12) months shall not be subject to any non-competition, non-solicitation or other similar restriction or limitation on its business or investment activities.

ARTICLE IX

REQUIRED APPROVALS

Section 9.1    In addition to any other approvals required pursuant to this Article IX and other rights provided by law, the Company will not consummate any Sale of the Company or any sale, lease, sublease or other transfer or disposition of any assets of the Company or any of its Subsidiaries for which a vote of the Shareholders is required under applicable law or the organizational documents of the Company (other than in the ordinary course of business consistent with past practice) without the approval of not less than a majority of the then outstanding shares of voting Equity Securities or such higher threshold as required by applicable law, voting together as a single class on an as-converted basis.

Section 9.2    In addition to any other approvals required pursuant to this Article IX and other rights provided by law, the Company will not create, modify, amend or repeal the Articles without the approval of the Requisite Shareholders.

ARTICLE X

REGISTRATION RIGHTS

Section 10.1    Piggy-Back Registration Rights.

(a)    If the Company proposes to effect a Registration of Common Shares for a treasury offering of Common Shares by the Company or for a secondary offering of Common Shares, the Company will, at that time, give each Qualified Holder prompt written notice of the proposed Registration specifying the number of Common Shares to be included in the offering, the intended method of distribution and the jurisdictions in which the qualification is to be effected. Upon the written request of a Qualified Holder given within fifteen (15) days after receipt of notice from the Company of the proposed Registration, the Company will use commercially reasonable efforts to, in conjunction with the proposed Registration, cause to be included in such Registration all of the Registrable Securities held by the Qualified Holder that the Qualified Holder has requested to be included in such Registration (such Registration of the Registrable Securities held by the Qualified Holder being hereinafter referred to as a “Piggy-Back Registration”). If any offering pursuant to this Section 10.1 involves an underwritten offering and the lead underwriter or underwriters advise the Company in writing that, in their opinion, acting reasonably, the number of Registrable Securities requested by the Qualified Holder to be included in such offering exceeds the number that can be sold in such offering without materially and adversely affecting the marketability of such offering (the “Sale Number”), the Company will, (i) in the case of a treasury offering by the Company, include in such offering: (A) all Common Shares that the Company proposes to qualify for its own account (the “New Common Shares”); and (B) to the extent the number of New Common Shares is less than the Sale Number, that number of Common Shares not to exceed the difference between the Sale Number and the number of New Common Shares, with such number of Common Shares being equal to the aggregate number of Registrable Securities requested to be included by each Qualified Holder pro rated to each Qualified Holder’s respective shareholdings on a fully diluted basis; and (ii) in the case of a secondary offering, include in such offering that number of Common Shares not to exceed the Sale Number, with such number of Common Shares being equal to the aggregate number of Registrable Securities requested to be included by each Qualified Holder pro rated to each Qualified Holder’s respective shareholdings on a fully diluted basis.

(b)    The Company will pay all Registration Expenses in connection with a Piggy-Back Registration.

(c)    If at the time a notice of a Piggy-Back Registration is given, the Company meets the eligibility criteria to file a prospectus pursuant to the requirements of National Instrument 44-101 or any successor, rule, regulation or similar instrument established from time to time by the Commissions (“NI 44-101”) or any Short-Form Registration, the Company will effect such Piggy-Back Registration by way of a short-form prospectus prepared pursuant to NI 44-101 or in accordance with the applicable Short-Form Registration.

Section 10.2    Procedures. The Company will as expeditiously as possible in connection with a Piggyback Registration:

(a)    prepare and file in the English and, if required, French languages, a preliminary prospectus under and in compliance with the applicable Securities Acts in each jurisdiction in which the Registration is to be effected and such other related documents as may be necessary to be filed in connection with any such preliminary prospectus and shall, as soon as possible after any comments of the Commissions have been satisfied with respect thereto, prepare and file under and in compliance with the applicable Securities Acts a final prospectus in the English and, if required, French languages, and receive receipts therefor and use its commercially reasonable efforts to cause a final receipt to be issued for such prospectus as soon as possible and shall take all other steps and proceedings that may be necessary in order to qualify the Registrable Securities under the applicable Securities Acts for distribution by registrants who comply with the relevant provisions of the applicable Securities Acts (provided that, before filing all such documents referred to in this Section 10.2(a), the Company will furnish to counsel to the Qualified Holders copies thereof and otherwise comply with Section 10.5 hereof);

(b)    prepare and file with the applicable Commissions in the jurisdictions in which the Registration is to be effected such amendments and supplements to such preliminary prospectus and prospectus as may be necessary to comply with the provisions of the applicable Securities Acts with respect to the distribution of Registrable Securities, and to take such steps as are necessary to maintain the qualification of such prospectus until the earlier of (i) the time at which the distribution of the Registrable Securities is completed and (ii) six (6) months after the receipt for such prospectus has been issued by each of the applicable Commissions (provided that, before filing such documents, the Company will furnish to the counsel to the Qualified Holders copies thereof and otherwise comply with Section 10.5 hereof);

(c)    furnish to the Qualified Holders such number of copies of such preliminary prospectus, prospectus, and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as such Qualified Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Qualified Holder;

(d)    cause to be furnished to the Qualified Holders, the underwriter or underwriters of any offering and such other Persons as the Qualified Holders may reasonably specify: (i) an opinion of counsel to the Company addressed to the Qualified Holders and the underwriter or underwriters of such offering and dated the closing date of the offering as to the Company’s legal status and capacity, the Company’s authorized share capital, the validity of the Registrable Securities, the “eligibility for investment” of the Registrable Securities, the enforceability of any underwriting agreement to which the Company is a party, and the qualification of the Registrable Securities for sale; (ii) a non-statutory “comfort” letter from the auditors of the Company addressed to the underwriter or underwriters dated the date of the preliminary prospectus, the prospectus and the closing date of the offering signed by the auditors of the Company and providing comfort in relation to financial information contained in the preliminary prospectus and prospectus; (iii) if the preliminary prospectus or prospectus is filed in Quebec, opinions of Quebec counsel to the Company and the auditors of the Company addressed to such Qualified Holder and relating to the translation of the preliminary prospectus and the prospectus, such opinions being dated the dates of the preliminary prospectus, prospectus and closing; and (iv) such corporate certificates as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as such Qualified Holder may reasonably request;

(e)    immediately notify the Qualified Holders of the happening of any event during the period in Section 10.2(b) as a result of which the preliminary prospectus or the prospectus, as then in effect, would include an untrue statement of material fact or would omit any fact that is required to be stated or that is necessary to make any statement therein not misleading in light of the circumstances in which it was made (other than facts or statements provided by the Qualified Holders or any underwriters) and promptly file a supplement or amendment to correct the untrue or misleading statement;

(f)    otherwise use its commercially reasonable efforts to comply with all applicable published instruments, policies, rules and regulations of the applicable Commissions and any stock exchange, automated quotation system and over the counter market on which the Registrable Securities are then listed or quoted;

(g)    cause all such Registrable Securities to be listed on each securities exchange, automated quotation system or over the counter market on which similar securities issued by the Company are then listed;

(h)    provide a transfer agent and registrar for such Registrable Securities no later than the closing date of the offering;

(i)    enter into an underwriting agreement with the underwriters for the offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification agreements consistent with Section 10.6 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as the Qualified Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities by the Qualified Holders; and

(j)    in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or of any order suspending or preventing the use of any prospectus or suspending the qualification or the initiation or threatening of any proceedings for such purpose of any of the Registrable Securities qualified by such prospectus for sale in any applicable Canadian jurisdiction, the Company will notify the Qualified Holders of such event and use its best efforts promptly to obtain the withdrawal of such order or ruling The Qualified Holders will not (until further notice) effect sales of Registrable Securities or deliver any prospectus in respect of such sale after notification by the Company of any order or ruling suspending the effectiveness of the prospectus or after notification by the Company under Section 10.2(e).

Section 10.3    Other Sales. After receipt by the Company of notice of any Piggy-Back Registration, the Company will not without the prior written consent of the Qualified Holders holding a majority of the Registrable Securities, which will not be unreasonably withheld, authorize, issue or sell Common Shares or securities convertible or exchangeable into or exercisable for Common Shares in any jurisdiction or agree to do so or publicly announce any intention to do so (except for securities proposed to be sold pursuant to Section 10.1) until a period of at least 90 days has elapsed from the date receipts are issued under all Securities Acts applicable to the prospectus or seven and one half months after the date of receipt by the Company of notice of the Piggy-Back Registration, whichever shall first occur.

Section 10.4    Obligations of Holder. In connection with any Piggy-Back Registration, each Qualified Holder shall:

(a)    provide such information with respect to itself and the number of securities of the Company held by the Qualified Holder as may be reasonably required by the Company to comply with the applicable Securities Acts in each jurisdiction in which the Registration is to be effected;

(b)    if required under the applicable Securities Acts, execute any certificate forming part of a preliminary prospectus, prospectus or similar document to be filed with the applicable Commissions and provide all other information and documentation (including executed copies thereof) as the Company may reasonably require to effect the Piggy-back Registration; and

(c)    immediately notify the Company of the happening of any event during the period in Section 10.2(b), as a result of which the preliminary prospectus or the prospectus, as in effect, would include an untrue statement of material fact or would omit any fact that is required to be stated or is necessary to make any statement therein not misleading in light of the circumstances in which it was made insofar as such facts or statements relate to or were provided by the Qualified Holder.

Section 10.5    Preparation; Reasonable Investigation. In connection with the preparation and filing of any preliminary prospectus or prospectus as herein contemplated, the Company will give the Qualified Holders and the underwriters, if any, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material, furnished to the Company in writing, which in the reasonable judgment of the Qualified Holders and their respective counsel should be included, and will give each of them such reasonable and customary access to the Company’s books and records and such reasonable and customary opportunities to discuss the business of the Company with its officers and auditors as shall be necessary in the opinion of any such Qualified Holder, such underwriters and their respective counsel, and to conduct all reasonable and customary due diligence which any such Qualified Holder, such underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defense as contemplated by the applicable Securities Acts and in order to enable such underwriters to execute the certificate required to be executed by them in Canada or the United States, as applicable, for inclusion in each such document.

Section 10.6    Indemnification.

(a)    The Company agrees to indemnify, to the fullest extent permitted by law, each Qualified Holder and each Person, if any, who participates as an underwriter in the offering or sale of the Registrable Securities, their respective officers and directors and each Person who controls such Qualified Holder or underwriter (within the meaning of any applicable Securities Act) against all losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon (i) any information or statement contained in the preliminary prospectus, the prospectus or any supplement or amendment thereto which at the time and in light of the circumstances under which it was made contains a misrepresentation (as defined in the applicable Securities Act); (ii) any omission to state in the preliminary prospectus or the prospectus, supplement or amendment any fact that was required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made; (iii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, court or other competent authority based upon any untrue statement or omission or any misrepresentation in the preliminary prospectus, the prospectus or any amendment thereto or based upon any failure to comply with applicable securities laws (other than any failure by the Qualified Holder or the underwriters) preventing or restricting the trading in or the sale and distribution of the Registrable Securities; and (iv) non-compliance by the Company with any of the applicable Securities Acts in connection with a Registration and the distribution effected thereunder, except insofar as (A) any information or statement referred to in clause (i), (ii) or (iii) of this Section 10.6(a) has been furnished in writing to the Company by the Qualified Holder pursuant to Section 10.6(b) or the underwriters expressly for use therein or (B) caused by such Qualified Holder’s or any underwriter’s failure to deliver to a purchaser of Registrable Securities a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such Qualified Holder with a sufficient number of copies of the same.

(b)    In connection with any Registration of Registrable Securities in which a Qualified Holder is participating, each such Qualified Holder will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of any applicable Securities Act) against any losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon (i) any untrue statement of material fact contained in the prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make any statement therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Qualified Holder specifically for inclusion in the preliminary prospectus or prospectus, pursuant to this Section 10.6(b), or (ii) any default by such Qualified Holder in respect of their obligations under Section 10.4, provided that the obligation to indemnify will be several, not joint and several, among such Qualified Holders and the liability of each such Qualified Holder will be in proportion to and limited in all events to the net amount received by such holder from the sale of Registrable Securities pursuant to such Registration.

(c)    Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party, without the express written consent of an indemnified party, may settle any claims.

(d)    The indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.1    Each of the Shareholders party to this Agreement severally for itself alone, and not jointly, hereby makes the following representations and warranties:

(a)    Such Shareholder is entitled to subscribe for or otherwise acquire the Equity Securities under the laws of all applicable jurisdictions and it has fully observed such laws and obtained all governmental and other consents which may be required thereunder, and complied with all necessary formalities, and it has not taken any action which will or may result in the Company or any of its directors, officers, employees or agents breaching any regulatory or legal requirements of any jurisdiction in connection with the issuance of the Equity Securities, or any action that would cause the Company or any of its officers or directors to become subject to or require any disclosure, prospectus or other reporting requirement.

(b)    Such Shareholder, to the extent not an individual, has (i) been duly incorporated and is validly subsisting as a corporation under the laws of its jurisdiction of incorporation; and (ii) corporate power to own the Equity Securities owned by it and to enter into and to perform its obligations under this Agreement.

(c)     Such Shareholder owns beneficially and of record the Equity Securities set out opposite its name in Schedule 1, which are held by it free and clear of all liens or adverse claims of any other Person, other than liens arising under this Agreement and applicable securities laws.

(d)    This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to applicable law affecting the rights of creditors generally and to general principles of equity and the availability of equitable remedies which are in the discretion of the court.

(e)    Such Shareholder is an “accredited investor” as such term is defined in Regulation D promulgated under the U.S. Securities Act and in the Canadian Securities Act. Such Shareholder has sufficient knowledge and experience in financial and business matters so as to have the capacity to evaluate the merits and risks of its investment in the Equity Securities and is able to bear the complete loss of its investment in the Equity Securities. To the extent such Shareholder is not a natural person, such Shareholder was not formed for the purpose of acquiring securities in the Company. Such Shareholder is acquiring the Equity Securities for investment for its own account and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the U.S. Securities Act and the Canadian Securities Act.

(f)    Such Shareholder understands and hereby acknowledges that it is aware that the Equity Securities have not been registered under the laws of the United States of America or any similar state securities laws, that the Equity Securities have not been issued pursuant to a prospectus qualified under the Canadian Securities Act, and that the Equity Securities will be issued by the Company in reliance upon exemptions from the registration requirements of such laws of the United States of America or similar state securities laws and the requirement to receive a prospectus qualified under the Canadian Securities Act. Such Shareholder further understands and acknowledges that all representations, warranties and agreements made herein form, in part, the basis for the foregoing exemptions under the United States of America and the applicable state securities laws and the Canadian Securities Act, and that in issuing the Equity Securities to such Shareholder, the Company has relied on all representations, warranties and agreements of such Shareholder contained herein.

(g)    Such Shareholder understands that the Company is under no obligation to obtain a prospectus or register the Equity Securities under the United States of America or any state securities act or to take any other action necessary to comply with an available exemption or regulation under any such acts (including Rule 144 under the U.S. Securities Act) in order to permit such Shareholder to sell, transfer or otherwise dispose of the Equity Securities. Accordingly, such Shareholder recognizes that the Equity Securities will not be freely transferable and understands and acknowledges that such Shareholder must continue to bear the economic risk of the investment in the Equity Security for an indefinite period.

(h)    Such Shareholder has received and read the financial information provided by the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with the managers, officers and other management personnel of the Company, and has had the opportunity to review the Company’s operations and facilities. Such Shareholder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the risks, terms and conditions of its investment in the Equity Securities.

(i)    Such Shareholder does hereby acknowledge that such Shareholder (i) has reviewed with its own tax advisors the federal, state, provincial, local, and foreign tax consequences of an investment in Equity Securities and the transactions contemplated by this Agreement, (ii) is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, and (iii) understands that such Shareholder (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment in the Equity Securities or the transactions contemplated by this Agreement.

Section 11.2    In the case of Tennenbaum, such Shareholder hereby represents and warrants to the Company that it is a “qualifying person” for the purposes of the “Limitation of Benefits” provision of Article XXIX-A of the Canada-United States Tax Convention (1980), as amended (the “Treaty”), and is therefore entitled to the benefits of the Treaty in respect of any distributions made by the Company on, in connection with or in respect of the Equity Securities. Tennenbaum covenants to promptly notify the Company, in writing and in accordance with the Notice provisions set out hereunder at Article XIII of this Agreement (the “Treaty Benefits Notice”), if at any time it ceases to qualify as a “qualifying person” for the purposes of the above Treaty provision.

Section 11.3    The Company acknowledges and agrees that until such time as it has received a Treaty Benefits Notice from Tennenbaum, as contemplated by Section 11.2 above, the Company shall withhold and remit from any payments that are paid or credited, or that are deemed to be paid or credited to Tennenbaum on, in connection with or in respect of the Equity Securities, only such amounts required to be withheld and remitted under the Treaty on the assumption that Tennenbaum is a “qualifying person” for the purposes of the “Limitation of Benefits” provision of Article XXIX-A of the Treaty.

ARTICLE XII

FINANCIAL REPORTING REQUIREMENTS

Within thirty (30) days after the end of each fiscal quarter of the Company, the Company will provide to each Director, a copy of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such three-month period and for the portion of the fiscal year of the Company then ended. Within forty-five (45) days after the end of each fiscal year of the Company, the Company will provide each Director, a copy of (i) the projections of the Company and its Subsidiaries consolidated and consolidating financial performance for (A) the forthcoming three fiscal years of the Company and its Subsidiaries on a year by year basis, (B) the forthcoming fiscal year of the Company and its Subsidiaries on a month by month basis, provided, that no assurance can be given that such projected financial performance will actually be achieved, and (ii) a business plan and operating budget for the Company and its Subsidiaries for such fiscal year. Within forty-five (45) days after the end of each fiscal quarter of the Company, the Company will make available to each Shareholder upon request of such Shareholder a copy of the unaudited consolidated balance sheet of the Company and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such three month period and for the portion of the fiscal year of the Company. Within 120 days after the end of each fiscal year of the Company, the Company will provide each Shareholder with a copy of the annual audit report and the related consolidated balance sheet, statement of earnings and statement of cash flows for such fiscal year of the Company.

ARTICLE XIII

NOTICES

All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by registered or certified mail, return receipt requested, with postage prepaid, by a nationally recognized overnight courier, or by PDF via email and addressed as follows:

If to the Company:

Gateway Casinos & Entertainment Limited

300-4621 Canada Way

Burnaby, B.C. V5G 4X8

Attention: Chair of Board

email:   gdealba@catcapital.can

If to any Shareholder, to such Shareholder at the address indicated under the Shareholder’s name on the signature pages hereto, as from time to time amended. The Company or any Shareholder may change its address for Notices hereunder by a Notice given pursuant to this Article XIII. A Notice sent in compliance with the provisions of this Article XIII shall be deemed given on the third business day next succeeding the day on which it is sent if sent by registered or certified mail or on the first business day following the day on which the notice was delivered to an overnight courier or, if notice is given by email, upon email confirmation that such notice was received.

ARTICLE XIV

MISCELLANEOUS

Section 14.1    Entire Agreement. This Agreement (together with any other agreements contemplated hereby) among the Company and any Shareholder, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof or thereof. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement (or in any other agreements contemplated hereby) has been made or relied upon by any party to this Agreement.

Section 14.2    Amendment

(a)    Subject to Article IX, any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and approved by the Requisite Shareholders; provided, however, that any amendment or waiver that materially adversely affects the holders of one class or series of Shares disproportionately generally vis-à-vis the holders of the other classes or series of Shares shall also require the approval of the holders of a majority of the class or series of Shares adversely affected; provided, further, that so long as Catalyst and its Affiliates holds fifteen percent (15.0%) or more of the outstanding shares of voting Equity Securities on a fully diluted and as-converted basis, Section 2.2(b)(ii) may only be amended or waived if such amendment or waiver is in writing and approved by the Requisite Shareholders and Catalyst; provided, further, that so long as Tennenbaum and its Affiliates hold seventy-five percent (75%) or more of the Shares held by Tennenbaum and its Affiliates as of the Closing Date as set forth on Schedule 1, Section 2.2(b)(iii) may only be amended or waived if such amendment or waiver is in writing and approved by the Requisite Shareholders and Tennenbaum.

(b)    Notwithstanding the foregoing, in the event that there is a Shareholder who, together with such Shareholder’s Affiliates, holds more than fifty percent (50%) of the voting Equity Securities (a “Majority Shareholder”), any amendment or waiver to the following provisions that materially adversely affects the holders of voting Equity Securities not held by the Majority Shareholder (the “Minority Shareholders”) disproportionately generally vis-à-vis the Majority Shareholder, may only be amended or waived if such amendment or waiver is in writing and approved by each Qualified Holder (including the Majority Shareholder) and the Minority Shareholders holding a majority of the shares of voting Equity Securities not held by the Majority Shareholder or any other Qualified Holder: (a) Section 2.4; (b) Section 3.2(a)(i) and (iv); (c) Section 5.1; (d) Section 5.5; (e) Section 6.1; (f) Section 7.1; (g) Section 8.1; (h) Section 8.2; (i) Section 8.4; (j) the last two sentences of Article XII; (k) the first sentence of this Section 14.2(b); (l) the sixth sentence of Section 14.7; (m) the last sentence of Section 14.11; and (m) the definitions of “Affiliate”, “Excluded Securities”, “Fundamental Warranties”, “Overall Percentage Interest”, and “Sale of the Company”. For the avoidance of doubt any amendment to the number of Equity Securities included in the “Reserved Option Pool”, and thereby, deemed an “Excluded Security” may be amended by the Requisite Shareholders in accordance with Section 14.2(a).

Section 14.3    Waiver. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 14.4    Termination. This Agreement shall automatically terminate (a) upon all Shares of the Company being owned by a single Person, or (b) immediately prior to the consummation of a Public Offering (except for the rights conferred pursuant to Article X, and Section 14.2 which shall survive the consummation of a Public Offering).

Section 14.5    Governing Law. This Agreement is governed by, and is to be construed and interpreted in accordance with, the CBCA and the laws of the province of Ontario and the laws of Canada applicable therein. The parties irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of the province of Ontario with respect to any matter arising under or related to this Agreement.

Section 14.6    Successors and Assigns. Subject to the other provisions hereof, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 14.7    No Other Relationships. Nothing herein contained shall be construed to constitute any Shareholder the legal representative or agent of any other Shareholder. No party to this Agreement shall have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other party to this Agreement. No Shareholder shall assume or be responsible for any liability or obligation of any nature, or any liability or obligation that arises from any act or omission to act of, of any other party to this Agreement however or whenever arising. This Agreement shall not limit in any manner the manner in which the Shareholders or their respective Affiliates conduct their own respective businesses and activities. The Company and each Shareholder (a) agrees that any Shareholder and any Affiliates of a Shareholder may engage in or possess interests in other business ventures and activities of every kind and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence, (b) authorizes, consents to and approves of such activities, whether or not any such activities may conflict with any interest of the Shareholder or any Shareholder, and (c) agrees that neither the Company nor the Shareholder(s) (nor any of them) shall have any rights in or to any such ventures and activities or any income or profits derived therefrom. The provisions of this Section 14.7 are not intended to limit or modify the restrictions or prohibitions of any employment agreements or other agreements regarding non-competition to which any Shareholder is a party. To the extent that at law or in equity, a Shareholder has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Shareholder, such Shareholder acting under this Agreement shall not be liable to the Company or to any Shareholder for its good faith reliance on the provisions of this Agreement to the full extent permitted by applicable law. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of a Shareholder otherwise existing at law or in equity, and, solely to such extent, are agreed by the parties hereto to replace such other duties and liabilities of such Shareholder.

Section 14.8    No Third Party Beneficiaries. Nothing contained in this Agreement (express or implied) is intended to or shall confer upon any other Person other then the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever (including any rights as a third party beneficiary or otherwise) under or by reason of this Agreement.

Section 14.9    Illegality and Severability. If application of any one or more of the provisions of this Agreement shall be unlawful under applicable law and regulations, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

Section 14.10    Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 14.11    Confidentiality; Public Announcements, Etc. Each Shareholder agrees, and agrees to cause its Affiliates, to at all times hold in confidence and keep secret and inviolate all of the Company’s confidential information, including, without limitation, all unpublished matters relating to the business, property, accounts, books, records, customers and contracts of the Company, which the Shareholder or any such Affiliates may or hereafter come to know; provided, however, that, except as otherwise provided herein, the Shareholder may disclose any such information (a) to its Affiliates, (b) to its limited partners, representatives (including any trustees) and agents who agree to be bound by such confidentiality provisions (c) that otherwise is or has become generally available to the public (without breach of this Section 14.11), (d) as to which Shareholder has obtained knowledge from sources other than the Company or the Directors or the officers of the Company (provided, that such source is not known by the Shareholder to be bound by a confidentiality agreement with the Company), or (e) that it is required to disclose to any governmental authority by law or subpoena or judicial process or as is required to enforce its rights hereunder or that is required to be disclosed under the rules of any stock exchange to which any Shareholder or an Affiliate is subject, in which case, the disclosing Shareholder shall use reasonable efforts (to the extent not prohibited by any applicable law, court order or other legitimate governmental authority) to provide the Company with prompt advance notice of such disclosure so that the Company shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any disclosure required by any governmental authority or the rules of any stock exchange to which a Shareholder or any Affiliate of a Shareholder is subject, the disclosing Shareholder shall reasonably cooperate, at the Company’s expense, with the Company’ efforts to obtain confidential treatment for such disclosure. Notwithstanding the foregoing, any Shareholder may disclose any such confidential information to any potential purchaser of such Shareholder’s Stock as long as such potential purchaser agrees to be bound by the confidentiality provisions set forth in this Section 14.11, which agreement shall be provided to the Company in advance of such disclosure and shall be enforceable by the Company as a third party beneficiary. Each Shareholder agrees, and agrees to cause its Affiliates, to use such confidential information only in connection with the business of the Company, such Shareholder’s equity investment therein and any lending relationship between the Company and such Shareholder, and not for any other purpose, including, without limitation, in connection with any competitive or potentially competitive activities. Any publicity release, advertisement, filing, public statement or announcement made, regarding this Agreement or any of the transactions contemplated hereby is to be first reviewed by, and must be reasonably satisfactory to, the Company. Disclosure of Confidential Information (as defined in the Credit Agreement) by a Shareholder that is a party to the First Lien Credit Agreement shall not be considered a breach of this provision provided such disclosure is in compliance with the First Lien Credit Agreement.

Section 14.12    Restrictive Legends. The Company will stamp or imprint each certificate or other instrument representing Shares, throughout the term of this Agreement, with a legend in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS AND NO PROSPECTUS HAS BEEN ISSUED IN RESPECT THEREOF UNDER ANY CANADIAN PROVINCIAL SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR PROSPECTUS OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

THE VOTING, SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT, DATED AS OF SEPTEMBER 16, 2010, AMONG GATEWAY CASINOS AND ENTERTAINMENT LIMITED, AND THE HOLDERS OF ITS OUTSTANDING CAPITAL STOCK (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF GATEWAY CASINOS AND ENTERTAINMENT LIMITED.”

Section 14.13    Captions. The captions in this Agreement are included for convenience or reference only and shall be ignored in the construction or interpretation hereof.

Section 14.14    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Agreement were upon the same instrument. This Agreement shall become effective when each party to this Agreement shall have received a counterpart hereof signed by the other party to this Agreement.

Section 14.15    Equity Splits. All references to numbers of Shares in this Agreement shall be appropriately adjusted to reflect any dividend, split, combination or other recapitalization of equity of the Company occurring after the date of this Agreement.

Section 14.16    Power of Attorney. Each Shareholder hereby constitutes and appoints the Company, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file, and record all conveyances and other instruments or documents which the Board deems appropriate or reasonably necessary to effect the provisions of Articles V and VIII. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Shareholder and the transfer of all or any portion of his or its Shares and shall extend to such Shareholder’s heirs, successors, assigns, and personal representatives.

Section 14.17    No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any lender to the Company or any of their Affiliates in their capacity as a lender to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed money from any such lender (together with their Affiliates and successors and assigns, the “Lender” or the “Lenders”). Without limiting the generality of the foregoing, the Lenders, in exercising any of their rights as a lender, including making decisions on whether to foreclose on any collateral security, will have no duty to consider (a) their respective status or the status of any of their Affiliates as a direct or indirect equity holder of the Company, (b) the equity of the Company or (c) any duty it may have to any other direct or indirect equity holder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

EXHIBIT A

Form of Joinder Agreement

JOINDER

TO

SHAREHOLDERS’ AGREEMENT

OF

GATEWAY CASINOS & ENTERTAINMENT LIMITED

The undersigned,                                                      , in order to become the owner or holder of                          shares of                                          of Gateway Casinos & Entertainment Limited (the “Company”), hereby agrees to become a Shareholder party to, and to be bound in all respects by the terms and conditions within, that certain Shareholders’ Agreement, dated as of September 16, 2010 (the “Shareholders’ Agreement”), by and among the Company and each of the other parties thereto, a copy of which is attached hereto. This Joinder Agreement shall become a part of such Shareholders’ Agreement.

Executed as of the date set forth below.

Name:
Address:

Date:

Accepted:

GATEWAY CASINOS & ENTERTAINMENT LIMITED

By:
Date:

Schedule 1

Shareholders’ Equity Securities

1.	Catalyst Fund Limited Partnership II

2.	TOP V New World Holdings LLC

3.	Tennenbaum Opportunities Partners V, LP